Exhibit 99.1

Investor Relations inquiries: Jerome Holland Matson, Inc. 510.628.4021 jholland@matson.com	Media inquiries: Keoni Wagner Matson, Inc. 510.628.4534 kwagner@matson.com

FOR IMMEDIATE RELEASE

MATSON ANNOUNCES SHARE REPUCHASE PROGRAM

HONOLULU, Hawaii (November 4, 2015) — Matson, Inc. (“Matson” or the “Company”) (NYSE: MATX), a leading U.S. carrier in the Pacific, today announced that its Board of Directors has authorized a share repurchase program of up to 3.0 million shares of common stock, representing approximately seven percent of the Company’s currently issued and outstanding common stock, through November 2, 2018.

“The share repurchase program reflects our commitment to enhancing long-term shareholder value and reaffirms our confidence in the cash flow generation of Matson’s core businesses,” said Matt Cox, Matson’s President and Chief Executive Officer. “Our financial strength provides ample capacity to fund our fleet renewal program, pay down debt and consider growth investments, while continuing to return capital to shareholders.”

Shares will be repurchased in the open market from time to time at the Company’s discretion, based on ongoing assessments of the capital needs of the business, the market price of its common stock and general market conditions.  The Company may enter into Rule 10b5-1 plans to facilitate purchases under the program.  The repurchase program may be suspended or discontinued at any time.

About the Company

Founded in 1882, Matson is a leading U.S. carrier in the Pacific. Matson provides a vital lifeline to the economies of Hawaii, Alaska, Guam, Micronesia and select South Pacific islands, and operates a premium, expedited service from China to Southern California. The Company’s fleet of 25 vessels includes containerships, combination container and roll-on/roll-off ships and custom-designed barges. Matson Logistics, established in 1987, extends the geographic reach of Matson’s transportation network throughout the continental U.S. Its integrated, asset-light logistics services include rail intermodal, highway brokerage and warehousing. Additional information about Matson, Inc. is available at www.matson.com.

Forward Looking Statements

Statements in this news release that are not historical facts are “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement, including but not limited to, statements about generation of cash flow, the timing, manner and volume of repurchases of common shares pursuant to the repurchase program, and the capacity and use of funds. These forward-looking statements are not guarantees of future performance. This release should be read in conjunction with our Annual Report on Form 10-K and our other filings with the SEC through the date of this release, which identify important factors that could affect the forward-looking statements in this release. We do not undertake any obligation to update our forward-looking statements.